EXHIBIT 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2005

NEWS CORPORATION REPORTS FIRST QUARTER OPERATING

INCOME OF $909 MILLION, A 19% INCREASE, ON REVENUE

GROWTH OF 10%

QUARTER HIGHLIGHTS

•	Cable Network Programming operating income up 19% on strong ratings and advertising growth at Fox News Channel and higher affiliate revenues at the Regional Sports Networks.
•	Strong sales of syndicated product and continued strength in home entertainment drive Filmed Entertainment operating income up 26%.
•	SKY Italia operating results improve $60 million as subscriber base expands to 3.4 million and average revenue per subscriber increases.
•	Earlier launch of fall schedule drives broadcast network ratings up 16% contributing to Television revenue growth of 4%. Higher programming and promotion costs primarily from the timing of the network’s fall lineup result in operating income decline of 32%.
•	All print segments report higher earnings contributions led by the inclusion of Queensland Press’ results and advertising growth within Australian newspapers, as well as by increases from the In-Store and Free Standing Inserts divisions at Magazines and Inserts and an array of bestsellers at HarperCollins.
•	Formed Fox Interactive Media and completed acquisitions of Intermix Media, Inc., during the quarter and IGN Entertainment, Inc. following the quarter, more than doubling the Company’s web traffic.

NEW YORK, NY, November 10, 2005 – News Corporation (NYSE: NWS, NWSA; ASX: NWS, NWSLV) today reported first quarter consolidated revenues of $5.7 billion, a 10% increase over the $5.1 billion in the prior year.

Consolidated operating income for the first quarter of $909 million was up 19% over the $766 million a year ago. The operating income growth during the first quarter was driven by double-digit percentage increases at the Filmed Entertainment, Cable Network Programming, Magazines and Inserts and Book Publishing segments, as well as by significant improvement at SKY Italia.

Income for the first quarter, before cumulative effect of accounting change, was $580 million, ($0.18 per share on a diluted combined basis1), as compared to net income of $625 million ($0.21 per share on a diluted combined basis1) reported in the first quarter a year ago. These results reflect an increase in consolidated operating income and an improvement in equity earnings of affiliates, offset by reduced Other income from the unrealized change in fair value of certain outstanding exchangeable debt securities and an increased tax provision resulting from a benefit in the prior year from the resolution of certain tax examinations.

(1)	See supplemental financial data on page 14 for detail on earnings per share.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“Our first quarter results reflect yet again the fiscal and operational momentum we have enjoyed for quite some time. Indeed, this was our 15th consecutive quarter reporting year-on-year operating income and revenue growth, and we delivered strong gains across nearly all of our operating segments. The sustained revenue, profit and cash flow strength from our established asset base has afforded us the opportunity to invest in several non-traditional media businesses that are experiencing explosive growth.

“Despite increased competition, SKY Italia is well on its way to a full year of profitability, improving its operating results in the quarter by $60 million, while renewing a large portion of its subscriber base. And we have opportunistically expanded into new media, acquiring several assets which complement our existing businesses and which we believe enable us to better monetize our vast library of popular content. With solid momentum throughout the Company and a strong foundation of new media investments, we believe we are ideally situated to deliver continued strong returns in the future.”

Consolidated Operating Income	3 Months Ended September 30,
	2005	2004
	US $ Millions
Filmed Entertainment	$368	$291
Television	160	234
Cable Network Programming	197	166
Direct Broadcast Satellite Television	(61)	(121)
Magazines and Inserts	76	64
Newspapers	125	118
Book Publishing	70	60
Other	(26)	(46	)(a)

Consolidated Operating Income	$909	$766

(a)	The three months ended September 30, 2004 included $13 million of costs associated with the Company’s reincorporation in the United States.

REVIEW OF OPERATING RESULTS

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported first quarter operating income of $368 million, up $77 million from the $291 million reported in the same period a year ago. The 26% growth primarily reflects strong syndication and home entertainment contributions from Twentieth Century Fox Television (TCFTV) and strong worldwide theatrical and pay-TV revenues from film releases.

First quarter film results were largely driven by the home entertainment performances of Robots and Hide and Seek, as well as by contributions from various catalog titles including Dodgeball, Napoleon Dynamite and Garfield. Additionally, the worldwide theatrical performance of Fantastic Four, which has grossed over $320 million to date, and the pay-TV availability of Alien vs. Predator and I, Robot contributed to the strong quarterly results. The first quarter a year ago included the home entertainment performances of The Star Wars Trilogy and Passion of the Christ and the theatrical performances of The Day After Tomorrow, Dodgeball, I, Robot and Alien Vs. Predator.

At TCFTV, increased first quarter results primarily reflect higher syndication contributions from the X-Files and Dharma and Greg, as well as continued momentum in home entertainment sales, particularly from Family Guy and 24. During the quarter TCFTV premiered several successful new series, including the number one new show on FOX, Prison Break, and the number one new comedy of the season, My Name is Earl, airing on NBC.

TELEVISION

The Television segment reported first quarter operating income of $160 million, a decrease of $74 million versus the same period a year ago primarily reflecting lower contributions from Fox Television Stations and a decline at the FOX Broadcasting Company resulting from the timing of the launch of the fall lineup.

Fox Television Stations’ (FTS) first quarter operating income declined 10% from the same period a year ago primarily as a result of higher programming costs from additional local sports rights and the continued expansion of local news. Despite softness in the overall advertising market and lower political spending, revenues for the quarter were only down slightly from a year ago as FTS generated record market share with a stronger primetime line-up, continued success in morning news and the addition of local baseball, as well as the absence of competition from the Summer Olympics which took place in the first quarter a year ago.

At the FOX Broadcasting Company (FBC), first quarter operating results decreased compared to a year ago as higher advertising revenues, primarily from ratings growth of 16% among Adults 18-49, were more than offset by increased promotional costs associated with the earlier debut of FBC’s new fall line-up versus last season. This accelerated timing of the fall launch, as well as higher license fees on several returning series, also resulted in higher programming costs versus the first quarter a year ago.

STAR’s first quarter operating income declined versus a year ago as revenue growth of 22%, primarily in India, was more than offset by higher programming and promotional costs from the launch of new channels and an expanded programming line-up at STAR Plus. The revenue growth was driven by increased advertising revenues at STAR Plus from the re-launch of Kuan Banega Crorepati, India’s version of Who Wants To Be A Millionaire, and from higher subscription revenues reflecting new channel offerings and the international distribution of several of STAR’s channels.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported first quarter operating income of $197 million, an increase of $31 million over the first quarter a year ago. The 19% growth reflects advertising and affiliate strength at Fox News Channel and the Regional Sports Networks (RSNs).

Fox News Channel (FNC) reported operating income growth of 64% for the first quarter as strong revenue growth, primarily from increased advertising, more than offset higher costs associated with covering hurricanes Katrina and Rita. Viewership in the quarter was up 31% in primetime and 30% on a 24-hour basis despite coverage of the Democratic and Republican National Conventions a year ago.

At our other cable channels (including the RSNs, the FX Channel (FX) and SPEED Channel) operating profit increased 11% versus the first quarter a year ago. At the RSNs, first quarter revenue gains, primarily from increased affiliate rates and additional DBS subscribers, were partially offset by costs associated with broadcasting additional baseball games and increased average rights fees versus the same period a year ago. Current quarter results also included higher revenues and costs associated with the consolidation of FSN Ohio, FSN Florida and National Sports Partners after acquiring a controlling stake in the fourth quarter of fiscal 2005. At FX, double-digit revenue growth in the quarter was driven by increased affiliate revenues from higher rates and additional subscribers, as well as by increased advertising revenues on ratings growth and higher pricing. These revenue gains were offset primarily by increased programming and promotional costs for several new original series.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia reported first quarter operating loss of $61 million, an improvement of $60 million versus a loss of $121 million a year ago on local currency revenue growth of 20%. This improvement primarily reflects subscriber additions, with more than 568,000 net new subscribers added over the past 12 months, bringing SKY Italia’s subscriber base to 3.4 million at quarter end. Additionally, average revenue per user increased versus the first quarter a year ago reflecting a price increase beginning in June 2005 for new customers. The revenue growth was partially offset by increased programming spending primarily due to the broadcast of additional movie titles, as well as the addition of new entertainment channels on the basic programming tier.

MAGAZINES AND INSERTS

The Magazines and Inserts segment reported first quarter operating income of $76 million, an increase of 19% versus the $64 million reported in the quarter a year ago. The growth was driven by higher contributions from the In-Store division due to increased demand for its advertising products and from the free standing inserts division where higher volumes were driven by increased demand for packaged goods pages.

NEWSPAPERS

The Newspapers segment reported first quarter operating income of $125 million, an increase of $7 million versus the same period a year ago. The inclusion of results from the Queensland Press Group, which was acquired in November 2004, as well as higher advertising revenues in Australia, drove the year-on-year growth.

The Australian newspaper group reported a substantial increase in first quarter operating income in local currency terms versus fiscal 2005. The growth was primarily driven by the inclusion of results from the Queensland Press Group and increased advertising revenue with particular strength in the national display and employment classified markets.

The U.K. newspaper group reported an operating income decline in local currency terms in the first quarter as circulation revenue growth was more than offset by lower advertising revenues and higher depreciation costs associated with the development of new color printing operations. The circulation revenue gains were the result of increased cover prices across all major titles, as well as from the conversion to a compact version at The Times.

BOOK PUBLISHING

HarperCollins reported first quarter operating income of $70 million, an increase of $10 million versus the same period a year ago that included strong sales of Zondervan’s The Purpose Driven Life. The 17% year-on-year increase was driven by strong sales of The Chronicles of Narnia series by C.S. Lewis, as well as by the continuing success of YOU: The Owner’s Manual by Michael Roizen and Mehmet Oz, Freakonomics by Steven D. Levitt and Stephen J. Dubner and 100 People Screwing Up America by Bernard Goldberg. During the quarter, HarperCollins had 42 books on The New York Times bestseller list, including six books that reached the #1 spot.

OTHER ITEMS

Effective July 1, 2005, the Company adopted, as required, Emerging Issues Task Force Topic No. D-108 (Topic D-108), which calls for the use of the direct value method, rather than the residual value method previously used by the Company, when performing the annual impairment test under SFAS 142. As a result, the Company recorded a non-cash charge of $1.0 billion, net of tax, or $0.31 per share on a diluted combined basis, in the first quarter, to reduce the intangible balances attributable to its television stations’ FCC licenses. This charge has been reflected as a cumulative effect of accounting change, net of tax, in the Consolidated Statement of Operations.

In September 2005, the Company acquired all of the outstanding common and preferred stock of Intermix Media, Inc. (“Intermix”). Shortly after the end of the quarter, Intermix acquired the 47% of MySpace.com that it did not already own. The consideration for these acquisitions was approximately $650 million in cash. Also subsequent to the quarter end, the Company completed its previously announced acquisition of IGN

Entertainment, Inc. for $650 million in cash. The sites owned by Intermix and IGN are now part of News Corporation’s newly formed Fox Interactive Media unit.

On June 13, 2005, the Company announced that its Board of Directors approved a stock repurchase program, under which the Company is authorized to acquire up to an aggregate of $3 billion in the Company’s Class A and Class B common stock. The program is expected to be completed within two years, but may be suspended or discontinued at any time. As of November 10, 2005, the Company has purchased approximately $950 million of stock under the program.

EQUITY EARNINGS OF AFFILIATES

First quarter net earnings of affiliates were $186 million versus $15 million in the same period a year ago. The year-on-year increase was primarily due to improved results at The DIRECTV Group as an increase in the number of subscribers and higher revenue per subscriber drove revenue growth. The prior year included the Company’s share of DIRECTV’s loss from its sale of PanAmSat and the Company’s portion of the SPACEWAY program impairment. The year-on-year improvement in equity earnings of affiliates also reflects increased contributions from BSkyB as a result of higher DTH subscribers and increased pricing, partly offset by higher subscriber acquisition costs.

The Company’s share of equity earnings (losses) of affiliates is as follows:

	% Owned	3 Months Ended September 30, 2005 2004
		US $ Millions
BSkyB	37.2%/35.3%(a)	$100	$78
The DIRECTV Group	33.9%	9	(100)
Sky Brasil	49.7%	14	13
Innova	30.0%	8	3
FOXTEL	25.0%	(2)	(7)
Other Associates	Various (b)	57	28

Total associated entities’ earnings		$186	$15

Further details on certain affiliated entities follow.

(a)	Due to BSkyB’s stock repurchase program, News’ ownership in BSkyB increased from 36.7% as of June 30, 2005 to 37.2% as of September 30, 2005. News’ ownership was 35.3% as of September 30, 2004.
(b)	Primarily comprising Gemstar-TV Guide International, Fox Cable Networks associates, Sky Network Television Limited and Queensland Press (through November 12, 2004).

BSkyB (in STG and IFRS) (1)	3 Months Ended September 30,
	2005	2004(2)
	Millions (except subscribers)
Revenues	£1,023	£948
Operating income	215	189
Net income	£140	£122

News’ reportable 37.2%/35.3% share (in US$ and US GAAP)	$100	$78

Net debt	£528	£367
Ending Subscribers	11,713,000	11,297,000
DTH Subscribers	7,844,000	7,417,000

The DIRECTV Group, Inc. (1)	3 Months Ended September 30,
	2005	2004
	Millions (except subscribers)
Revenues	$3,233	$2,862
Operating income (loss)	156	(1,550)
Net income (loss)	$95	$(1,009)

News’ reportable 33.9% share	$9	$(100)

Net cash	$810	$876
Ending Subscribers	14,933,000	13,496,000

(1)	Please refer to respective companies’ earnings releases for detailed information.
(2)	Certain amounts have been restated upon adoption of International Financial Reporting Standards on July 1, 2005.

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date profit results are as follows:

	3 Months Ended September 30,
	2005	2004

Australian Dollar/U.S. Dollar	0.76	0.70
U.K. Pounds Sterling/U.S. Dollar	1.78	1.82
Euro/U.S. Dollar	1.22	1.22

To receive a copy of this press release through the Internet, access News Corp’s corporate Web site located at http://www.newscorp.com

Audio from News Corp’s conference call with analysts on the first quarter results can be heard live on the Internet at 4:45 p.m. Eastern Standard Time today. To listen to the call, visit http://www.newscorp.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Andrew Butcher, Press Inquiries
212-852-7092	212-852-7070

CONSOLIDATED STATEMENTS OF OPERATIONS	September 30, 2005	September 30, 2004
	US $ Millions (except per share amounts)
Revenues	$5,682	$5,146
Expenses:
Operating expenses	3,639	3,380
Selling, general and administrative	959	859
Depreciation and amortization	175	128
Other operating charge	—	13

Operating income	909	766
Other income (expense):
Interest expense, net	(128)	(125)
Equity earnings of affiliates	186	15
Other, net	11	191

Income before income tax expense, minority interest in subsidiaries and cumulative effect of accounting change	978	847
Income tax expense	(382)	(180)
Minority interest in subsidiaries, net of tax	(16)	(42)

Income before cumulative effect of accounting change	580	625
Cumulative effect of accounting change, net of tax	(1,013)	—

Net income (loss)	$(433)	$625

Basic earnings per share:
Income before cumulative effect of accounting change
Class A	$0.19	$0.23
Class B	$0.16	$0.19
Cumulative effect of accounting change, net of tax
Class A	($0.33)	$—
Class B	($0.27)	$—
Net income (loss):
Class A	($0.14)	$0.23
Class B	($0.12)	$0.19
Diluted earnings per share:
Income before cumulative effect of accounting change
Class A	$0.19	$0.22
Class B	$0.15	$0.19
Cumulative effect of accounting change, net of tax
Class A	($0.32)	$—
Class B	($0.27)	$—
Net income (loss):
Class A	($0.14)	$0.22
Class B	($0.11)	$0.19

CONSOLIDATED BALANCE SHEETS	September 30, 2005	June 30, 2005
Assets	US $ Millions
Current assets:
Cash and cash equivalents	$6,450	$6,470
Receivables, net	4,697	4,353
Inventories, net	1,742	1,516
Deferred income taxes	84	155
Other	337	285

Total current assets	13,310	12,779

Non-current assets:
Receivables	730	673
Investments	10,352	10,268
Inventories, net	2,551	2,366
Property, plant and equipment, net	4,452	4,346
Intangible assets	10,946	12,517
Goodwill	11,723	10,944
Other non-current assets	796	799

Total non-current assets	41,550	41,913

Total assets	$54,860	$54,692

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$924	$912
Accounts payable, accrued expenses and other current liabilities	4,735	3,564
Participations, residuals and royalties payable	1,049	1,051
Program rights payable	750	696
Deferred revenue	505	426

Total current liabilities	7,963	6,649

Non-current liabilities:
Borrowings	10,100	10,087
Other liabilities	3,653	3,543
Deferred income taxes	4,410	4,817
Minority interest in subsidiaries	204	219
Commitments and contingencies
Stockholders’ Equity:
Class A common stock, $0.01 par value	22	22
Class B common stock, $0.01 par value	10	10
Additional paid-in capital	29,589	30,044
Accumulated deficit and accumulated other comprehensive loss	(1,091)	(699)

Total stockholders’ equity	28,530	29,377

Total liabilities and stockholders’ equity	$54,860	$54,692

CONSOLIDATED STATEMENTS OF CASH FLOWS	3 Months Ended September 30,
	2005	2004
	US $ Millions
Operating activities:
Net income (loss)	$(433)	$625
Adjustments to reconcile net income to cash provided by operating activities:
Cumulative effect of accounting change, net of tax	1,013	—
Depreciation and amortization	175	128
Amortization of cable distribution investments	27	30
Equity earnings of affiliates	(186)	(15)
Cash distributions received from investees	15	3
Other, net	(11)	(191)
Minority interest in subsidiaries, net of tax	16	42
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(470)	(562)
Inventories, net	(399)	(146)
Accounts payable and other liabilities	750	668

Net cash provided by operating activities	497	582

Investing activities:
Property, plant and equipment	(199)	(135)
Acquisitions, net of cash acquired	(238)	(34)
Investments in associated entities	(19)	(44)
Other investments	—	(26)
Proceeds from sale of investments, non-current assets and business disposals	114	124

Net cash used in investing activities	(342)	(115)

Financing activities:
Repayment of borrowings	(5)	(655)
Borrowings	6	—
Cash on deposit	—	275
Repurchase of shares	(213)	—
Issuance of shares	29	14
Dividends paid	(1)	(7)

Net cash used in financing activities	(184)	(373)

Net increase (decrease) in cash and cash equivalents	(29)	94
Cash and cash equivalents, beginning of period	6,470	4,051
Exchange movement on opening cash balance	9	3

Cash and cash equivalents, end of period	$6,450	$4,148

SEGMENT INFORMATION

	3 Months Ended September 30,
	2005	2004
	US $ Millions
Revenues

Filmed Entertainment	$1,419	$1,377
Television	1,048	1,004
Cable Network Programming	775	600
Direct Broadcast Satellite Television	498	415
Magazines and Inserts	267	232
Newspapers	1,012	865
Book Publishing	391	364
Other	272	289

Consolidated Revenues	$5,682	$5,146

Operating Income

Filmed Entertainment	$368	$291
Television	160	234
Cable Network Programming	197	166
Direct Broadcast Satellite Television	(61)	(121)
Magazines and Inserts	76	64
Newspapers	125	118
Book Publishing	70	60
Other	(26)	(46	)(a)

Consolidated Operating Income	$909	$766

(a)	The three months ended September 30, 2004 included $13 million of costs associated with the Company’s reincorporation in the United States.

NOTE 1 – SUPPLEMENTAL FINANCIAL DATA

Earnings per share is presented on a combined basis as the Company will not be required to present the two-class method beginning in fiscal 2008. Currently, under GAAP, earnings per share is computed individually for the Class A and Class B shares. Class A non-voting shares carry rights to a greater dividend than Class B voting shares through fiscal 2007. As such, net income available to the Company’s common stockholders is allocated between our two classes of common stock. The allocation between classes was based upon the two-class method. Earnings per share by class and by total weighted average shares outstanding (Class A and Class B combined) is as follows:

	3 Months Ended September 30,
	2005	2004
	US $ Millions
Basic earnings per share:
Income before cumulative effect of accounting change
Class A	$0.19	$0.23
Class B	$0.16	$0.19
Total	$0.18	$0.21
Cumulative effect of accounting change, net of tax
Class A	($0.33)	$—
Class B	($0.27)	$—
Total	($0.31)	$—
Net income (loss):
Class A	($0.14)	$0.23
Class B	($0.12)	$0.19
Total	($0.13)	$0.21

Diluted earnings per share:
Income before cumulative effect of accounting change
Class A	$0.19	$0.22
Class B	$0.15	$0.19
Total	$0.18	$0.21
Cumulative effect of accounting change, net of tax
Class A	($0.32)	$—
Class B	($0.27)	$—
Total	($0.31)	$—
Net income (loss):
Class A	($0.14)	$0.22
Class B	($0.11)	$0.19
Total	($0.13)	$0.21
Weighted average shares outstanding (diluted):
Class A	2,288	1,961
Class B	1,030	983

Total	3,318	2,944

NOTE 2—OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

Operating income before depreciation and amortization, defined as operating income plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Since operating income before depreciation and amortization is a non-GAAP measure it should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from operating income before depreciation and amortization, such as depreciation and amortization, are significant components in assessing the Company’s financial performance. Management believes that operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company’s business segments. Operating income before depreciation and amortization, which is the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors’ data.

The following table reconciles operating income before depreciation and amortization to the presentation of operating income.

	3 Months Ended September 30,
	2005	2004
	US $ Millions
Operating income	$909	$766
Depreciation and amortization	175	128
Amortization of cable distribution investments	27	30

Operating income before depreciation and amortization	$1,111	$924

	For the Three Months Ended September 30, 2005 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$368	$19	$—	$387
Television	160	19	—	179
Cable Network Programming	197	12	27	236
Direct Broadcast Satellite Television	(61)	41	—	(20)
Magazines and Inserts	76	2	—	78
Newspapers	125	66	—	191
Book Publishing	70	2	—	72
Other	(26)	14	—	(12)

Consolidated Total	$909	$175	$27	$1,111

	For the Three Months Ended September 30, 2004 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$291	$12	$—	$303
Television	234	20	—	254
Cable Network Programming	166	10	30	206
Direct Broadcast Satellite Television	(121)	32	—	(89)
Magazines and Inserts	64	2	—	66
Newspapers	118	35	—	153
Book Publishing	60	1	—	61
Other	(46)	16	—	(30)

Consolidated Total	$766	$128	$30	$924